EXHIBIT 10.20
THE JONES GROUP INC.
2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN
     1. Purpose.
     The purpose of the The Jones Group Inc. 2007 Executive Annual Cash Incentive Plan is to provide an incentive to executive officers who contribute to the success of the business, by rewarding superior financial performance that supports shareholder value.
     2. Definitions.
     The following terms shall have the following meanings:
a.	"Award" shall mean an annual incentive compensation award, granted under the Plan, which is contingent upon the attainment of Performance Factors with respect to a Performance Period.

b.	"Board" shall mean the Board of Directors of the Company.

c.	"Code" shall mean the Internal Revenue Code of 1986, as amended.

d.	"Committee" shall mean the Committee of the Board appointed to administer the Plan in accordance with Section 3.

e.	"Company" shall mean, collectively, The Jones Group Inc. and its subsidiaries.

f.	"Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

g.	"Participant" shall mean, subject to the approval of the Committee, the executive officers of the Company who are deemed to be likely to be Covered Employees and other key employees of the Company who are designated by the Committee to participate in the Plan.

h.	"Performance Factors" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Factors may include any or all of the following:
-	revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT," "EBITA" or "EBITDA"); cash flow; working capital and components thereof; return on equity; return on assets; return on investment; stock price; total shareholder return; market share; earnings per share; earnings from continuing operations; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period.
     Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, customer(s), or other category or any combination thereof. Such Performance Factors may be measured against goals established by the Committee, against the performance of peer organizations or against any external index. Subject to Section 5(c) hereof, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided, however, that the Committee shall make appropriate adjustments in Performance Factors under an Award to eliminate or offset the effect of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company, including, but not limited to, charges for restructuring, severance, termination or loss of license, lease and other contract terminations, write downs or impairments of assets, the sale or discontinuance of a business segment, unit or brand, the impact of acquisitions, the sale of investment securities outside the ordinary course, gains or losses from litigation or claims, natural disasters and terrorism, stock-based compensation costs to the extent not included in the budget, or the effect of changes in laws, regulations or accounting principles.
i.	"Performance Period" shall mean the Company's fiscal year.

j.	"Plan" shall mean The Jones Group Inc. 2007 Executive Annual Cash Incentive Plan.
     3. Administration.
a.	The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Plan, the Committee shall have the authority to:
-	determine the persons designated as Participants in the Plan;

-	determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award;

-	determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered;

-	make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles;

-	construe and interpret the Plan and any Award;

-	prescribe, amend and rescind rules and regulations relating to the Plan; and

-	make all other determinations deemed necessary or advisable for the administration of the Plan.
b.	The Committee shall consist of two or more persons, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

c.	No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted under the Plan.
     4. Eligibility.
     At the beginning of each Performance Period, the Committee will review the individuals and, in its sole discretion, approve the individuals who will be Participants in the Plan for the Performance Period.
     5. Terms of Awards.
     Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve, and the terms and conditions of such Awards shall be set forth therein.
a.	In General. The Committee shall, no later than the end of the first quarter of each Performance Period, determine the Performance Factors that relate to such period and the Awards to be paid with respect to performance relative to such Performance Factors. Performance Factors may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid, as well as a maximum level of performance above which no additional award will be paid. Unless otherwise provided by the Committee in connection with specified terminations of employment described in Section 6(g), payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.

b.	Maximum Awards to Covered Employees. Notwithstanding anything to the contrary contained in this Section 5, for each Performance Period, the maximum Award to any individual Covered Employee shall not exceed $3,000,000.

c.	Negative Discretion. In making Awards under the Plan, the Committee, in its sole discretion, may reduce or eliminate the amount of an Award under the Plan payable to a Participant based on its assessment of business results compared to specified Performance Factors or any other factors.

d.	Time and Form of Payment. All payments in respect of Awards granted under the Plan shall be made in cash, within a reasonable period after the end of the Performance Period, but after the attainment of Performance Factors has been certified by the Committee.

     6. General Provisions.
a.	Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

b.	Nontransferability. Awards shall not be transferable by a Participant except upon the Participant's death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.

c.	No Right To Continued Employment. Nothing in the Plan or in any Award granted under the Plan shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan. Participation in the Plan shall not interfere with or limit in any way the right of the Company to terminate a Participant's employment.

d.	Withholding Taxes. The Company shall have the right to withhold the amount of any taxes due with respect to payment of any Award under the Plan.

e.	Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award during or following the end of the Performance Period to which such Award relates.

f.	Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

g.	Termination of Employment. Unless otherwise provided by the Committee, if a Participant's employment terminates for any reason prior to the end of a Performance Period, no Award shall be payable to such Participant for that Performance Period. A Participant who is terminated for gross misconduct after the end of the Performance Period shall forfeit participation in the Plan, and no Award shall be payable to such a Participant.

h.	Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

i.	Governing Law. Administration of the Plan shall be governed by the laws of the State of New York.

j.	Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

k.	Beneficiary. Each Participant shall designate a beneficiary or beneficiaries to receive payment of any Awards earned under this Plan in the case of death. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 6(b), the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

l.	Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions of the Plan shall be construed in a manner to so comply.

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